PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated April 15, 2010)	REGISTRATION NO. 333-96061

1,000,000,000 Depositary Receipts
Internet Architecture HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated April 15, 2010 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Architecture HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Internet Architecture HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary Trading Market
Apple Inc.	AAPL	4.0000	NASDAQ GS
Brocade Communications Systems, Inc.	BRCD	0.4417	NASDAQ GS
Ciena Corporation	CIEN	0.2857	NASDAQ GS
Cisco Systems, Inc.	CSCO	26.0000	NASDAQ GS
Dell Inc.	DELL	19.0000	NASDAQ GS
EMC Corporation	EMC	16.0000	NYSE
Extreme Networks, Inc.	EXTR	2.0000	NASDAQ GM
Hewlett-Packard Company	HPQ	22.2225	NYSE
International Business Machines Corporation	IBM	13.0000	NYSE
Juniper Networks, Inc.	JNPR	2.0000	NYSE
NetApp, Inc.	NTAP	2.0000	NASDAQ GS
Sycamore Networks, Inc.	SCMR	0.2000	NASDAQ GS
Symantec Corporation	SYMC	1.0039	NASDAQ GS
Unisys Corporation	UIS	0.2000	NYSE

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is August 19, 2010.

1  Effective August 5, 2010 (the “delisting date”), ADPT Corporation, an underlying constituent of the Internet Architecture HOLDRS Trust, was delisted from trading on NASDAQ.  Pursuant to the prospectus for the Internet Architecture HOLDRS Trust, since ADPT Corporation was not listed for trading on another national securities exchange within five business days from the delisting date, it was distributed by The Bank of New York Mellon.  The rate of distribution was 0.01 ADPT Corporation shares per Internet Architecture HOLDRS.  The record date and pay date for the distribution are August 17, 2010 and August 19, 2010, respectively.